February 18, 1997



Seligman Communication and
Information Fund, Inc.,
  100 Park Avenue,
    New York, New York  10017.

Dear Sirs:

                  You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to 98,236,693 shares of Capital Stock, $0.100 par value (the "Shares").
                  As your counsel, we are familiar with your organization and corporate status and validity of your Capital Stock.
                  We advise you that, in our opinion, the Shares were legally and validly issued, and are fully paid and non-assessable.
                  The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
                  We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                              Very truly yours,
                                                            SULLIVAN & CROMWELL